Exhibit 10


                                  SURREY, INC.
                                  PRESS RELEASE



FOR IMMEDIATE RELEASE

           SURREY ANNOUNCES DELISTING FROM THE NASDAQ SMALLCAP MARKET

OCTOBER 20, 2000 --LEANDER, TX--Surrey, Inc. (Nasdaq SmallCap Market - SOAP) announced that it has been notified by The Nasdaq Stock Market that it is not in compliance with Nasdaq's requirements for continued listing with respect to its per share closing price. As a result, the Company's common stock is being delisted from trading on The Nasdaq SmallCap Market, effective at the start of trading on October 20, 2000.

The Company's common stock will continue to be traded on the OTC Bulletin Board under the symbol SOAP.

John van der Hagen, Chief Executive Officer of the Company, commented, "The Company investigated several alternatives which might have raised the per share trading price at this time, including a reverse split or a buy back of stock by the Company. We are entering into our busiest time of year when all Company cash is required to be put into inventory. We feel that the best way to help shareholders at this time is to continue to work towards building our sales and company profit. An action which would have involved a substantial outlay of cash by the Company at this time was not in the best interests of our shareholders. Also, a reverse split would have severely reduced the potential trading volume in our stock, which we also did not feel was in the best interests of our shareholders. After reviewing the options available to the Company, we did not feel that they presented an acceptable tradeoff for shareholders simply to remain listed on The Nasdaq SmallCap Market at this time."

Mr. van der Hagen further stated, "With the volatility of the NASDAQ market, on the downside generally, over the past few months, keeping a steady stock price has been difficult for many companies, as well as us, even though our sales and reorders of company products have been on a continuous upturn."

Surrey's executive offices are located at 13110 Trails End Road, Leander, Texas

                         For Further Information Contact

Mark van der Hagen                               John McNamara
Surrey, Inc.                            or       John McNamara Advertising, Inc.
(512) 267-7172                                   (212) 509-7779